Exhibit 99.2

Contact:

Ralph S. Sheridan Chief Executive Officer and Secretary Good Harbor Partners Acquisition Corp. (781) 237-1014	John S. Tritak Director Good Harbor Partners Acquisition Corp. (703) 812-9199

FOR IMMEDIATE RELEASE

GOOD HARBOR PARTNERS ACQUISITION CORP.

COMPLETES INITIAL PUBLIC OFFERING

Arlington, Virginia, March 15, 2006 – Good Harbor Partners Acquisition Corp. (OTC Bulletin Board: GHBAU and GHBBU) announced today that it consummated its initial public offering of 500,000 Series A Units and 4,600,000 Series B Units. Each Series A Unit consists of two shares of Common Stock and ten Class Z Warrants. Each Series B Unit consists of two shares of Class B Common Stock and two Class W Warrants. The Series A Units and Series B Units were sold at an offering price of $8.50 and $10.10 per unit, respectively, generating gross proceeds of $50,710,000 to the Company. HCFP/Brenner Securities LLC acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained by writing to HCFP/Brenner Securities LLC, 888 Seventh Avenue, 17th Floor, New York, New York 10106.

Audited financial statements as of March 15, 2006 reflecting receipt of the proceeds upon consummation of the initial public offering have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company on March 15, 2006 with the Securities and Exchange Commission.

Good Harbor Partners Acquisition Corp. was recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an entity that has an operating business in the security industry.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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